LISTED FUNDS TRUST

ADMINISTRATIVE SERVICING PLAN

WHEREAS, Listed Funds Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust offers for sale shares of beneficial interest of the Trust (“Shares”) that are designated and classified into one or more distinct series of the Trust, and Shares of such series may be further divided into one or more classes; and

WHEREAS, the Trust desires to compensate service providers who provide the services described herein (“Service Providers”) to their clients, who from time to time beneficially own Shares of a class of one or more of the series listed on Schedule A, as may be amended from time to time (such clients, “Shareholders”, and each such series, a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust desires to adopt an Administrative Servicing Plan (the “Plan”) on behalf of the classes of Shares of the Funds under which Service Providers will provide Shareholders some or all of the administrative shareholder services or similar non-distribution services described herein; and

NOW THEREFORE, the Fund hereby adopts this Plan on behalf of each class of the Funds on the following terms and conditions:

1.Each class of a Fund may pay, as set forth in Paragraph 2, Service Providers for providing or for arranging for the provision of services to Shareholders, including but not limited to:

•Platform Access and Support: Facilitating Shareholder access to and use of self-directed brokerage account platforms (each, a “SDBA Platform”), including operational support and platform navigation assistance.
•Account Maintenance: Assisting Shareholders with account maintenance, transfers, and account closings in accordance with applicable SDBA Platform procedures.
•Transaction Processing: Aggregating, processing, and transmitting purchase and redemption instructions and facilitating related money movement, as directed by Shareholders or authorized intermediaries.
•Trade Execution Support: Providing technology and operational support necessary to effectuate trade execution and participant-level reporting.
•Reporting and Recordkeeping: Managing the delivery of reports, records, and trade confirmations generated in connection with Shareholder transactions.
•Regulatory Communications: Forwarding Fund prospectuses, statements of additional information (SAIs), and financial reports to Shareholders as required by applicable law.
•Shareholder Inquiries: Responding to administrative and operational inquiries from Shareholders or financial intermediaries regarding a Fund.

2.Each class of a Fund listed on Schedule A shall pay for such services at an annual rate as indicated on Schedule A. The payments shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine, and such fees shall be based on the average daily net asset value of the Shares of the relevant class owned by Shareholders holding Shares through such Service Providers.

3.While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide the Board, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made with respect to each Fund, and shall furnish the Board with such other information as the Board may reasonably request in connection with any payments made or services provided under this Plan.

4.This Plan shall be effective with respect to each class of the Funds: (a) on the date upon which it is approved for such class of a Fund by vote of the Board or such other date approved by the Board; or (b) on the date the class commences operations, if such date is later.

5.With respect to each class of a Fund for which this Plan is in effect, this Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue in effect for such class of a Fund for so long as its continuance is specifically approved by a vote of the Board at least annually.

6.This Plan may be terminated or amended, with respect to a class or classes of Shares of the Funds, at any time by a vote of the Board.

SCHEDULE A

ADMINISTRATIVE SERVICING PLAN

Fund (and Class)	Fee as a Percentage of Average Daily Net Assets
Overlay Shares Enhanced Equity Fund	0.75%
Overlay Shares Hedged Equity Fund	0.75%